Exhibit 99.1

Simplicity Esports and Gaming Company Updates Expansion of its Esports Gaming Center Footprint

Simplicity Esports already has the largest footprint of esports gaming center in the U.S.

Boca Raton, Florida — May 24, 2021 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), announced today that it intends to continue the expansion of its corporate owned esports gaming center footprint through the buildout of at least 30 new esports gaming centers over the next 18 to 24 months. The disruptions in commercial real estate caused by COVID-19 lockdowns have allowed Simplicity Esports to strengthen its existing relationships with national landlords by signing new locations with percentage rent leases. The locations will range between 2,000 and 4,000 sq ft and be primarily located inside of shopping malls.

Roman Franklin, CEO of Simplicity Esports, stated, “I believe the disruptions in commercial real estate caused by COVID-19 lockdowns have created a once in a lifetime opportunity to more than double the size of our gaming center footprint with percentage rent leases. We are seizing that opportunity by securing many attractive spaces while some COVID-19 restrictions are still in place. I expect the opening of these locations to result in significant revenue growth, and profitability once they are operating at full capacity.”

Simplicity Esports previously announced that its recent esports gaming center acquisitions generated over $3,000,000 in revenue in 2019.

Additionally, Simplicity Esports intends to list its common stock and warrants on The NASDAQ Capital Market or the NYSE American. There is no guarantee that the listing application will be approved by The Nasdaq Capital Market or the NYSE American.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports is also in the process of designing, minting, and selling non-fungible tokens (NFTs) for the esports and gaming industries. Simplicity Esports also owns 15 esports gaming centers, and is the franchisor for 18 esports gaming centers, providing the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite®, EA Sports® and Free Fire® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2020 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com

561-819-8586